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                                  NORTH VALLEY
                                     BANCORP

North Valley Bancorp Declares Cash Dividend

         August 25, 2004 - REDDING, CA.--(BUSINESS WIRE) - The Board of Directors of North Valley Bancorp (Nasdaq:NOVB), has declared a cash dividend of $0.10 (ten cents) per common share. The dividend is payable on October 5, 2004 to holders of record at the close of business on September 20, 2004.

         North Valley Bancorp is a bank holding company headquartered in Redding, California. Its main subsidiary, North Valley Bank, operates thirteen commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. Six Rivers Bank, a division of NVB, operates seven commercial banking offices in Humboldt, Del Norte, and Mendocino Counties. North Valley Bancorp, through its subsidiary bank, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank engages in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship.


For further information contact:
Michael J. Cushman                                 Edward J. Czajka
President & Chief Executive Officer                Executive Vice President &
(530) 226-2900    Fax: (530) 221-4877              Chief Financial Officer